Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION
OF
ORIGIN BANCORP, INC.
ARTICLE I
NAME
The name of this Corporation is Origin Bancorp, Inc.
ARTICLE II
OBJECTS AND PURPOSES
The objects and purposes for which the Corporation is organized are to engage in any lawful business or activity for which corporations may be organized and in which they may engage under the laws of the State of Louisiana.
ARTICLE III
AUTHORIZED CAPITAL
A.    The aggregate number of shares the Corporation shall have the authority to issue is (a) Fifty Million (50,000,000) shares of common stock of the par value of Five Dollars ($5.00) each, and (b) Two Million (2,000,000) shares of preferred stock.
B.    Shares of preferred stock may be issued from time to time in one or more series. Authority is hereby vested in the Board of Directors of the Corporation to amend these Articles of Incorporation from time to time to fix the preferences, limitations, and relative rights of the shares of the preferred stock, and to establish and fix variations in the preferences, limitations, and relative rights as between different series of preferred stock.
ARTICLE IV
DIRECTORS
A.    The number of directors of the Corporation shall be not less than three (3) nor more than twenty-five (25). The directors elected at the annual meeting of shareholders in 1999 shall be divided into three classes (Class A, Class B and Class C) by the Chairman of the Board at the first meeting of the Board of Directors held after the annual meeting of shareholders in 1999, with each class to be as nearly equal in number as possible. The initial term of office of Class A directors shall expire at the annual meeting of the shareholders in 2000, that of Class B shall expire at the annual meeting of the shareholders in 2001, and that of Class C shall expire at the annual meeting of the shareholders in 2002. The term of office of each class of directors after their initial term shall be three (3) years, and each director shall hold office until the annual meeting of shareholders for the year in which his or her respective term expires and until his or her respective successor shall be elected and shall be qualified or until his or her earlier death, resignation, retirement, disqualification or removal from office.
B.    The number of directors may be increased or decreased within the limits set forth above by a vote of not less than two-thirds of the total number of directors then holding office (i.e., not including any vacant directorships), provided that a decrease in the number of directors shall not shorten an incumbent director’s term.
C.    Each director shall be elected by the vote of a majority of the votes cast by the holders of shares entitled to vote at any meeting for the election of directors at which a quorum is present, provided that if the number of director nominees exceeds the number of directors to be elected at such a meeting, the directors shall be elected by a plurality of the votes cast by the holders of shares entitled to vote at such meeting at which a quorum is present. For purposes of this paragraph, (i) a majority of the votes cast shall mean that the number of shares that voted “for” the election of a director exceeds the number of shares voted “against” that director, and (ii) abstentions and broker non-votes shall not be counted as votes cast either “for” or “against” the election of any director. Shareholders shall not have cumulative voting in the election of directors.
D.    Until otherwise provided in the Bylaws, any director absent from a meeting may be represented by any other director, who may cast the vote of the absent director according to the written instructions, general or special, of the absent director, filed with the Secretary.
E.    Subject to the rights of the holders of any class or series of stock having the right to elect a director by the vote solely of the holders of that class or series of stock, any director may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the combined voting power of the then outstanding shares of stock of all classes and series of the Corporation entitled to vote generally in the election of directors, voting together as a single class.
ARTICLE V
UNCLAIMED PROPERTY
The shareholders of the Corporation hereby relinquish in favor of the Corporation any and all right to, or title or interest in, and hereby transfer to the Corporation, all cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares, which are not claimed by the shareholders entitled thereto within a reasonable time as determined by the Board of Directors (not less than one year) after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by the Corporation to pay the dividend or redemption price or to deliver the certificates for the shares to such shareholders within such time, and the same shall, at the expiration of such time, be deemed transferred to and vested in full ownership in the Corporation, and the Corporation’s obligation to pay such dividend or redemption price or issue such shares, as the case may be, to any shareholder shall thereupon cease; provided that the Board of Directors may, at any time, for any reason satisfactory to it, but need not, authorize (a) payment of the amount of any cash or property dividend or redemption price or (b) issuance of any shares, ownership of which has been become vested in the Corporation pursuant hereto, to the person or entity who or which would be entitled thereto had such transfer not occurred.
ARTICLE VI
VOTING AMENDMENTS
A.    Notwithstanding any other provision of these Articles, the affirmative vote of at least two-thirds (2/3) of the total voting power of the Corporation shall be required to amend or repeal Article VI, Article VII and Article VIII, and any repeal or amendment of Article VI, Article VII or Article VIII by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation arising from an act or omission occurring prior to the time of such repeal or amendment or the rights of any director or officer to indemnification pursuant to Article VIII that may have arisen prior to such appeal or amendment.
B.    The Bylaws of the Corporation may be amended by a vote of not less than two-thirds of the total number of directors then holding office, subject to the power of the shareholders, acting by a vote of the holders of not less than two-thirds (2/3) of the total voting power of the Corporation, to change or repeal the Bylaws, including any amendments to the Bylaws made by the Board of Directors.

ARTICLE VII
LIMITATION OF LIABILITY
The personal liability of directors and officers of this Corporation to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, or otherwise, shall be limited or eliminated to the fullest extent permitted by Section 1-832 of the LBCA, the provisions of the Louisiana Banking Law and any other provision of applicable law, as amended or supplemented from time to time.
ARTICLE VIII
INDEMNIFICATION
This Corporation shall, to the fullest extent permitted by Subpart E of Part 8 of the LBCA, as the same may be amended or supplemented from time to time, and as consistent with the bylaws of the Corporation, indemnify each director and officer of the Corporation from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, as to action in his or her official capacity while holding such office.
The expenses of directors and officers incurred as a party to any threatened, pending or completed proceeding, shall be paid by the Corporation as they are incurred and in advance of the final disposition of the proceeding; provided, however, that the advance payment of expenses shall be made only upon receipt by the Corporation of both a written affirmation from the director or officer of his or her good faith belief that he/she has met the standard of conduct necessary for indemnification under the LBCA and the bylaws of the Corporation and an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it is ultimately determined by a final decision, order, or decree of a court of competent jurisdiction that the director or officer has not met the required standards of conduct.
The right to indemnification and the payment or advancement of expenses as they are incurred and in advance of the final disposition of an action, suit, or proceeding shall not be exclusive of any other right to which a person may be entitled under these articles of incorporation, the bylaws, a resolution of shareholders or directors, an agreement, or otherwise; provided, however, that all rights to indemnification and to the payment or advancement of expenses are valid only to the extent that they are consistent with the LBCA. The right to indemnification shall continue for a person who has ceased to be a director or officer and shall inure to the benefit of his heirs, next of kin, executors, administrators and legal representatives.
The Corporation may, but need not, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any other employee or agent of the Corporation or to any director, officer, employee or agent of any of its subsidiaries to the fullest extent of the provisions of the LBCA and of this Article, subject to the imposition of such conditions or limitations as the Board of Directors of the Corporation may deem necessary or appropriate.
The Board of Directors of the Corporation may establish rules and procedures, not inconsistent with the provisions of this Article, to implement the provisions of this Article.
The provisions of this Article are valid only to the extent that they are consistent with, and are limited by, applicable laws and regulations promulgated from time to time by applicable federal banking agencies. The invalidity of any provision of this Article will not affect the validity of the remaining provisions of this Article.

ARTICLE IX
SPECIAL MEETINGS OF SHAREHOLDERS
Except as otherwise specifically provided by law, special meetings of the shareholders of the Corporation may be called by the Board of Directors, the Chairman of the Board or the Chief Executive Officer of the Corporation, and shall be called by the Secretary of the Corporation upon the written demand of the holders of at least 25% of all shares entitled to vote at the proposed meeting pursuant to a request made in accordance with procedures set forth in the Bylaws. Business transacted at any special meeting shall be confined to the purposes stated in the notice thereof.

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